Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACUTUS MEDICAL, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Acutus Medical, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Acutus Medical, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on March 25, 2011 under the name Acutus Medical, Inc.

SECOND: That this corporation’s Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Acutus Medical, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 356,064,796. The total number of shares of common stock authorized to be issued is 200,000,000, par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 156,064,796, par value $0.001 per share (the “Preferred Stock”), of which 3,848,696 shares are designated as “Series A Preferred Stock”, 30,032,100 shares are designated as “Series B Preferred Stock”, 48,184,000 shares are designated as “Series C Preferred Stock”; and 74,000,000 shares are designated as “Series D Preferred Stock”.

B.    Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.    Dividend Provisions.

(a)    The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable on a pro rata, pari passu basis when, as and if declared by this corporation’s Board of Directors (the “Board”). Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1, so long as such waiver applies equally to all series of Preferred Stock, upon the affirmative vote or written consent of the holders of at least sixty-five percent (65%) of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis) (the “Requisite Investors”).

(b)    For purposes of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”):

(i)    “Affiliate” shall mean, with respect to any specified entity, any other entity which, directly or indirectly, controls, is controlled by, or is under common control with such specified entity, including, without limitation, any general partner, officer, director or manager of such person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, is under common investment management with, shares the same management or advisory company with or is otherwise affiliated with such entity.

(ii)    “Dividend Rate” shall mean $0.07 per annum for each share of Series A Preferred Stock, $0.11 per annum for each share of Series B Preferred Stock, $0.14 for each share of Series C Preferred Stock, and $0.14 for each share of Series D Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(iii)    “Junior Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock.

(c)    After payment of such dividends pursuant to section 1(a), any additional dividends or distributions shall be distributed among all holders of Common Stock in proportion to the number of shares of Common Stock held by each such holder.

2.    Liquidation Preference.

(a)    General Liquidation Preference.

(i)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Junior Preferred Stock, the Common Stock, or any other series or class of capital stock by reason of their ownership thereof, an amount per share equal to the greater of: (A) the sum of the applicable Original Issue Price (defined below) for such Series D Preferred Stock, plus declared but unpaid dividends on such share (the “Series D Liquidation Preference”); or (B) the amount payable per share of Series D Preferred Stock on an as-converted to Common Stock basis. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock on a pro rata and pari passu basis in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection 2(a)(i).

(ii)    In the event of any Liquidation Event, either voluntary or involuntary, the holders of Junior Preferred Stock shall be entitled to receive, after payment in full to the holders of Series D Preferred Stock of the Series D Liquidation Preference set forth above, but prior and in preference to any distribution of the Proceeds to the holders of the Common Stock or any other series or class of capital stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the sum of the respective Original Purchase Price of such share of Junior Preferred Stock plus any declared but unpaid dividends on such share of Junior Preferred Stock (collectively, the “Junior Preferred Liquidation Preference” and together with the Series D Liquidation Preference, the “Liquidation Preference”) or (B) the amount payable per such share of Junior Preferred Stock on an as-converted to Common Stock basis. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Junior Preferred Stock on a pro rata and pari passu basis in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection 2(a)(ii).

(iii)    Upon completion of the distribution required by subsections (i) and (ii) of this Section 2(a), all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each holder.

(iv)    For purposes of this Restated Certificate, “Original Issue Price” shall mean $0.853 per share for each share of the Series A Preferred Stock, $1.375 per share for each share of the Series B Preferred Stock, $1.714 per share for each share of the Series C Preferred Stock, and $1.714 per share for each share of the Series D Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(c)    (i) For purposes of this Section 2, a “Liquidation Event” shall include:

(A)    the closing of the sale, transfer or other disposition of all or substantially the assets of this corporation and its subsidiaries taken as a whole, except where such sale, transfer, or other disposition is to a wholly-owned subsidiary of this corporation,

(B)    the consummation of the merger or consolidation of this corporation with or into another entity or (2) any subsidiary of this corporation with or into another entity wherein this corporation issues shares of its capital stock in connection therewith, except, in the case of either of clause (1) or (2), a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of this corporation or the surviving or acquiring entity,

(C)    the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold a majority of the outstanding voting stock of this corporation (or the surviving or acquiring entity),

(D)    a liquidation, dissolution or winding up of this corporation,

(E)    the grant of an irrevocable, exclusive, worldwide license to all or substantially all of the assets or intellectual property of this corporation and its subsidiaries taken as a whole to a third party, or

(F)    (1) this corporation’s filing of or the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, (2) the adjudication of this corporation as bankrupt, (3) this corporation’s filing of a petition or answer seeking reorganization or arrangement under any bankruptcy laws or any other similar law or statute of the United States of America or any other jurisdiction or (4) this corporation’s consent to the appointment of a receiver for itself or for the whole or any substantial part of its property;

provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of stock for capital raising purposes shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event pursuant to subsections (A), (B), (C) or (E) of this Section 2(c)(i) may be waived by the vote or written consent of the Requisite Investors.

(ii)    In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board and the Requisite Investors. Notwithstanding the foregoing, any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the closing of the Liquidation Event unless another method is set forth in the definitive agreements governing such Liquidation Event, in which case the method set forth in the definitive agreements governing such Liquidation Event shall be used;

(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) trading day period ending five (5) trading days prior to the closing of the Liquidation Event unless another method is set forth in the definitive agreements governing such Liquidation Event, in which case the method set forth in the definitive agreements governing such Liquidation Event shall be used; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board and the Requisite Investors, unless another method is set forth in the definitive agreements governing such Liquidation Event, in which case the method set forth in the definitive agreements governing such Liquidation Event shall be used.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board and the Requisite Investors.

(iii)    In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A)    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)    cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

(iv)    This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the Requisite Investors.

(d)    Notwithstanding anything to the contrary contained herein, in the event of a Liquidation Event that provides for any of the cash, securities or other consideration payable in connection with such Liquidation Event to be contingent or deferred (in the form of earnout or milestone payments or other performance-based payments, but not escrow payments or other purchase price adjustments and similar arrangements in order to satisfy any representation and warranty, indemnification, guarantee or similar obligations of the corporation’s securityholders in connection with such Liquidation Event) (the amount of such contingent or deferred consideration being the “Earn-Out Consideration,” and the amount of such escrow payments or other purchase price adjustments and similar arrangements being the “Escrow Consideration”,) (i) the portion of such consideration that is not the Earn-Out Consideration or the Escrow Consideration (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with subsection 2(a) hereof as if the Initial Consideration were the only consideration payable in connection with such Liquidation

Event, and (ii) the Earn-Out Consideration, upon its payment, shall be allocated among the holders of capital stock of this corporation in accordance with subsection 2(a) hereof after taking into account the previous payment of the Initial Consideration, any previous payment of the Earn-Out Consideration and any previous release of Escrow Consideration as part of the same transaction. For the avoidance of doubt, any Escrow Consideration shall not constitute Earn-Out Consideration or Initial Consideration, and upon payment of any Escrow Consideration, it shall be allocated among the holders of capital stock of this corporation in accordance with subsection 2(a) hereof after taking into account the previous payment of the Initial Consideration and, if any, the Earn-Out Consideration as part of the same transaction. For the avoidance of doubt, subsection 2(b) shall apply to any Liquidation Event, including without limitation any Liquidation Event in which there is Earn-Out Consideration or Escrow Consideration; provided, however, that the effect of subsection 2(b) (i.e., whether Preferred Stock shall be deemed to have converted into Common Stock for purposes of determining the amount each holder of Preferred Stock is entitled to receive with respect to the Liquidation Event) shall be determined only after actual payment of such Earn-Out Consideration or Escrow Consideration.

3.    Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon (i) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Requisite Investors or (ii) the closing of the sale of shares of Common Stock to the public at a price of at least $5.142 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of net proceeds to this corporation (a “Qualified IPO”).

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he, she or it shall

(i) surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, or (ii) notify this corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and execute an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder (provided that prior notice is given to the Company of such nominee or nominees), a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is pursuant to the automatic conversion provisions of subsection 4(b), such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion or on the date of effectiveness of the Qualified IPO, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date. On the date of an automatic conversion pursuant to subsection 4(b) or a deemed conversion pursuant to subsection 2(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent, that notice from this corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder; and provided, further, that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to this corporation or its transfer agent as provided above, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify this corporation from any loss incurred by it in connection with such certificates.

(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)    (A) If this corporation shall issue, on or after the Filing Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Preferred Stock outstanding immediately prior to such issuance plus the number of shares of capital stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Preferred Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. In the event that this corporation issues or sells, or is deemed to have issued or sold shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)    No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent ($0.001) per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)    In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts , commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board and the Requisite Investors irrespective of any accounting treatment.

(E)    In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)    The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)    “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(dXi)(E)) by this corporation on or after the Filing Date other than:

(A)    Common Stock issued or issuable pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B)    Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Requisite Investors;

(C)    Common Stock issued or issuable pursuant to a firm underwritten public offering;

(D)    Common Stock issued or issuable pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date, in each case only if in accordance with the terms of such securities and not as a result of any amendment or modification thereto after the Filing Date;

(E)    Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(F)    Common Stock issued or issuable upon conversion of the Preferred Stock;

(G)    Common Stock issued or issuable to suppliers, customers and other commercial partners, provided such issuances are pursuant to plans or agreements approved by the Requisite Investors and are primarily for non-equity financing purposes;

(H)    Common Stock issued or issuable pursuant to the acquisition of another corporation by this corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided such issuances are approved by the Requisite Investors;

(I)    Common Stock issued or issuable to banks, equipment lessors, real property Lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction, provided such issuances are approved by the Requisite Investors;

(J)    Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, provided such issuances are pursuant to plans or agreements approved by the Requisite Investors and are primarily for non-equity financing purposes; or

(K)    Common Stock that is issued or issuable with the approval of each of (1) the Board; (2) the Requisite Investors; and (3) a majority of the shares of Series C Preferred Stock and Series D Preferred Stock (voting together as a single class, on an as-converted to Common Stock basis), which approval specifically states that it shall not be Additional Stock.

(iii)    In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv)    If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)    Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of the Preferred Stock immediately before that change would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, promptly furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)    Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the Requisite Investors.

(i)    Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5.    Voting Rights.

(a)    General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one half being rounded upward).

(b)    Voting for the Election of Directors.

(i)    As long as any shares of Series D Preferred Stock are outstanding (as adjusted for recapitalizations), the holders of such shares of Series D Preferred Stock (voting exclusively as a separate series) shall be entitled to elect one (1) director (the “Series D Director”) of this corporation at any election of directors.

(ii)    As long as any shares of Series C Preferred Stock are outstanding (as adjusted for recapitalizations,) the holders of such shares of Series C Preferred Stock (voting exclusively as a separate series) shall be entitled to elect three (3) directors (the “Series C Directors”) of this corporation at any election of directors.

(iii)    As long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding (as adjusted for recapitalizations), the holders of such shares of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect four (4) directors of this corporation at any election of directors (such directors collectively with the Series D Director and the Series C Directors, the “Preferred Directors”)

(iv)    The holders of outstanding Common Stock shall be entitled to elect one (1) director of this corporation at any election of directors.

(v)    The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

(vi)    Any vacancy shall be filled by the holders of shares entitled to appoint such director or directors pursuant to this Section 5(b), in the manner set forth herein. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.    Protective Provisions.

(a)    Preferred Stock. So long as any shares of Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Investors (in addition to any other vote required by law or this Restated Certificate), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    alter, remove or otherwise modify the rights, preferences or privileges of any series of the Preferred Stock;

(ii)    consummate a Liquidation Event;

(iii)    amend this corporation’s Certificate of Incorporation or Bylaws;

(iv)    increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;

(v)    authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the rights, preferences or privileges of any series of the Preferred Stock, other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Restated Certificate (including any security convertible into or exercisable for such shares of Preferred Stock);

(vi)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares (i) from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or (ii) pursuant to a right of first refusal held by this corporation (including without limitation a right of first refusal assigned to this corporation);

(vii)    change the authorized number of directors of this corporation;

(viii)    pay or declare any dividend or distribution on any shares of capital stock of the corporation;

(ix)    increase the number of shares of capital stock of the corporation reserved for issuance to employees, directors, consultants and other service providers (including but not limited to those reserved for issuance under equity incentive plans, arrangements or agreements);

(x)    effect any material change to the nature of the business of this corporation as presently conducted or as proposed to be conducted as of the Filing Date, except as approved by the Board;

(xi)    appoint or remove the auditors of this corporation or change this corporation’s fiscal year end, except as approved by the Board;

(xii)    issue or cause to be issued any securities of any subsidiary of this corporation to any person or entity other than this corporation;

(xiii)    incur (or permit any subsidiary to incur) any indebtedness for borrowed money;

(xiv)    grant any lien or security interest on any assets of this corporation or any of its subsidiaries;

(xv)    issue any additional shares of Preferred Stock;

(xvi)    establish or modify any equity incentive plan, option plan or similar incentive plan, agreement or arrangement for issuance of capital stock of this corporation (or rights exercisable for or convertible into such capital stock) to employees, directors, consultants or other service providers;

(xvii)    make (or permit any subsidiary to make) any loans or advances to any person;

(xviii)    enter into or become a party to any transaction with any director, officer or employee of this corporation or any Affiliate or immediate family member of any such person, other than for transactions made in the ordinary course of business and pursuant to reasonable requirements of the corporation’s business upon fair and reasonable terms that are approved by the Board; or

(xix)    any change of domicile of this corporation or any of its subsidiaries to a jurisdiction outside the United States.

(b)    Series C Preferred Stock. So long as any shares of Series C Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the shares of Series C Preferred Stock (in addition to any other vote required by law or this Restated Certificate), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    increase or decrease the authorized number of shares of Series C Preferred Stock;

(ii)    alter, change or waive any term or provision of this Restated Certificate or the Bylaws of the corporation so as to affect the Series C Preferred Stock adversely without so affecting all of the series of Preferred Stock;

(iii)    adversely alter, change or waive the rights, preferences or privileges of the Series C Preferred Stock set forth herein; it being understood that neither of the following items shall in and of itself constitute an adverse alteration, change or waiver of the rights, preferences or privileges of the Series C Preferred Stock set forth herein: (a) any amendment to this Restated Certificate authorizing a new series of equity security pursuant to Section B.6(a)(v) of this Article Fourth in connection with a bona fide financing, and providing the shares issued in such financing with a dividend right or liquidation preference, anti-dilution protection, the right to elect one (1) or more directors of the corporation, series-specific protective provisions and other rights afforded to the Preferred Stock as a class, and (b) any conversion of the shares of Series C Preferred Stock pursuant to this Restated Certificate; and

(iv)    authorize or execute any action or enter into any agreement with respect to the foregoing.

(c)    Series D Preferred Stock. So long as any shares of Series D Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the shares of Series D Preferred Stock (in addition to any other vote required by law or this Restated Certificate), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    increase or decrease the authorized number of shares of Series D Preferred Stock;

(ii)    alter, change or waive any term or provision of this Restated Certificate or the Bylaws of the corporation so as to affect the Series D Preferred Stock adversely without so affecting all of the series of Preferred Stock;

(iii)    adversely alter, change or waive the rights, preferences or privileges of the Series D Preferred Stock set forth herein; it being understood that neither of the following items shall in and of itself constitute an adverse alteration , change or waiver of the rights, preferences or privileges of the Series D Preferred Stock set forth herein: (a) any amendment to this Restated Certificate authorizing a new series of equity security pursuant to Section B.6(a)(v) of this Article Fourth in connection with a bona fide financing, and providing the shares issued in such financing with a dividend right or liquidation preference, anti-dilution protection, the right to elect one (1) or more directors of the corporation, series-specific protective provisions and other rights afforded to the Preferred Stock as a class, and (b) any conversion of the shares of Series D Preferred Stock pursuant to this Restated Certificate; and

(iv)    authorize or execute any action or enter into any agreement with respect to the foregoing.

For purposes of certainty, in no event shall the holders of any series of Preferred Stock have a separate series vote over any actions of the corporation set forth in Article IV.B.6(a) of this Restated Certificate, or of any operating decision of the corporation, except as granted to: (X) the holders of Series C Preferred Stock pursuant to clauses (i)–(iv) of this Article IV, Section B.6(b) of this Restated Certificate; and (Y) the holders of Series D Preferred Stock pursuant to clauses (i)–(iv) of this Article IV, Section B.6(c) of this Restated Certificate.

7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation.

8.    Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

C.    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board.

2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.    Redemption. The Common Stock is not redeemable at the option of the holder.

4.    Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that such reservation does not override any vote required by law or required by the express provisions of this Restated Certificate.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders , and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee , agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

To the fullest extent permitted by law, this corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity (as defined below). An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

*     *     *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12th day of June, 2019.

/s/ Vincent Burgess
Vincent Burgess, President